UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 10, 2017
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 1, 4, 7, 8, 11, 14, 16, 18, 19, and 22 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, changes in energy prices, liquidity constraints, political changes, changes in foreign currency rates, or the creditworthiness of our customers and service providers.

SELECTED INQUIRIES RECEIVED THROUGH FEBRUARY 24, 2017

1.
Please elaborate on the rate volatility you’ve seen in your business over the last several quarters. What feels different than the normal cyclical shifts that are part of being a freight forwarder? How do you pivot to better manage your margins through this volatility, assuming it does continue as you expect it to?

Rate volatility isn’t new to our industry or to us. Our approach to managing and maintaining margins is to offer our customers competitive market rates and great customer service, regardless of where we are in the volatility cycle. Our customers want to know that when markets heat up and supply is constrained, we are able to utilize our broad-based carrier footprint to provide them with predictability and consistency when they need it the most.

In the past, rate volatility followed a more predictable pattern, with relatively few inflection points mixed in over an annual operating cycle. Over the last two years, the marketplace has endured numerous events that have disrupted the balance of supply/demand, including a series of technology product releases, U.S. West Coast port disruptions, and the bankruptcy of one of the world’s largest ocean shipping companies. The current period of rate volatility, however, is longer than what we have typically seen. Since hitting near all-time lows, rates have been in almost constant flux in recent quarters, with carriers announcing more increases than in the past. While many of those rate increases are not sustainable in the market, the environment has been much less predictable than during other cycles.

We expect this volatility to continue over the near term as the supply/demand imbalance corrects itself. We believe the best way to manage through this period is to maintain a well balanced mix of fixed and spot market pricing with carriers and reasonable levels of price flexibility with customers.

2.	How did rate volatility trend throughout 4Q and how did it compare to 3Q? Do you still view this as a temporary trend or is this something that is expected to continue in the near‐term?

See our response to Question No. 1 above.

3.
What drove the solid growth in the U.S. Transcon business during 4Q? Who is your core customer base for this product, and what transport modes or competing products do you believe you’re taking share from? Do you view this growth as a function of market conditions in 4Q, or as a more lasting market opportunity that should continue to support solid growth into 2017?

Even as our Transcon business is becoming more mature, we are still a relatively small player in that market, leaving a lot of room for growth. Notably, Transcon growth in Q4 was supported by new business as well as increased volumes from existing customers in our core retail, high tech, and medical device sectors, among others, with modes that include LTL and FTL. Solutions for these customers primarily include white glove delivery as a core component of service. Transcon is certainly an area of increased focus and investment.

4.	What was the portion of 2016 capex spent on IT?

Investing in technology has always been a priority at Expeditors. We are very proud of our IT team and their work, as we believe it gives us a competitive advantage in our market. As you would expect, IT has also always been a significant part of our capex spend. In our recently filed 10-K, we estimated 2017 capex spending of $110 million, of which $59 million would be related to construction of a facility in Europe, with the remainder for continuing investments in technology, office furniture and equipment and leasehold improvements.

5.	What is EXPD budgeted capex for 2017 and what portion will be spent on IT?

Please see our response to Question No. 4 above.

6.	How should we look at capex targets? A percentage of sales? If yes, is there a range you could ball park.

We do not set capex targets. We base our capital expenditures on opportunities and need.

7.	Can you provide some more clarity around how and why your technology platform is a competitive advantage compared to other forwarders with their own internal or off the shelf systems?

Since the founding of our company, our systems have been primarily developed in-house by our own IT people, who have a deep understanding and appreciation of the freight industry and how it works, including the complexities of crossing international borders. We operate a globally consistent platform across our entire network, and it’s specifically engineered for the freight industry. We believe that is a competitive advantage. We have not had to endure the headaches that come from attempting to integrate the disparate systems that are often a byproduct of M&A. Our global consistency also gives us much greater flexibility to introduce and implement broad-based innovation across the network - which, again, we consider to be a competitive advantage.

This in-house systems knowledge also allows us to develop data analytics and tailor reports to meet specific customer requirements. We are also very good at developing processes to efficiently move data between our customers, carriers and customs.

8.	Where do you see technology changing your industry and business: Reducing headcount? Providing better customer service and transparency?

We have always believed that technology offers enhanced opportunities for optimization by removing manual inputs, streamlining processes and improving customer service and employee satisfaction. It also offers greater end-to-end transparency of freight in motion. In addition, as shipment volumes and container counts increase, technology offers the ability to handle that increased capacity. But technology is only as good as the people implementing and running it. We don’t see technology as a means to reduce headcount. Technology helps make us more efficient, and that efficiency helps us leverage our workforce to gain more customers and ship more freight.

9.	Are there certain regions that expect more of a human touch? If so, which ones and why?

We don’t see any differences. Our business model is based on a very high-touch level of service on a global scale. We present the same level of service in all of our markets - whether those customers expect it or not. This is especially important when challenges or disruptions occur in the supply chain. Having the right customer and carrier relationships in the right locations to provide solutions is fundamental to our service model.

10.	Do you have calls with analysts?

We make ourselves available to our shareholders throughout the year, at conferences and in other settings. Those visits are scheduled around our meetings with customers, service providers, and visits to district operations and with employees.

11.	How do you see the emergence of Amazon changing the freight forwarding landscape in the coming years, and for EXPD in particular, does this change your long‐term strategy/approach?

Clearly, Amazon has built a very successful company and any opinion we might have on their operations or intentions would be pure speculation. The freight forwarding market is highly competitive with many formidable players, even without new entrants, large and small. We are watching and navigating all of it. As noted in our recent earnings press release, we are a market leader. We recognize that in order to maintain our leadership position and remain at the forefront of innovation, we must continuously invest in people, processes and technology. We believe the additional investments we’re making in strategy, along with ongoing investments in people, process and technology, will further enhance our market position.

12.
Have you started to see any impact from Maersk’s initiative to control more of the supply chain? How big of a threat do you see longer‐term from new entrants, such as Mearsk or a passenger airline for example, into the global logistics arena?

Maersk is also a very successful company. Direct relationships, particularly among the large ocean carriers, are nothing new. Most of the asset-based carriers have always had direct customer relationships, and most have purposefully not made the significant investments required to build an operation capable of serving all direct customers. Of those that have tried over the years, most have largely divested in their direct operations, which is why our model appeals to those carriers. They rely on us as an extension of their sales force and to perform certain services in the supply chain. We represent a lower-cost customer for those asset-based carriers.

13.
Lufthansa mentioned the possibility of doing more direct business with customers directly some months ago, which you addressed in a prior 8-K. Now, on the ocean, Alibaba and Maersk will have an arrangement that allows Alibaba shippers to contract directly with the carrier. Is there a broader trend taking place here? Do you think ocean carriers, of which none are in great financial shape, will make more of an effort to remove the middle-man/forwarder from the equation to potentially improve their own economics?

See our response to Question No. 12 above.

14.	Could you provide a little more color on your strategic initiatives aimed at expanding your business? Are there particular geographic areas or logistics services you are more focused on?

Of our four strategic growth initiatives, which we reiterated in our recently filed 10-K, three give reference to specific geographies. For one, we seek to align and integrate our European-Asian Pacific and European-North Americas interests to the same degree that our Asian Pacific and Americas interests have historically been aligned. We have always been very strong in our business between North America and Asia, and we are investing to add strength and to align and integrate our European-Asian Pacific and European-North Americas interests to the same degree.

Two other items that we’re focused on is growing our import business into China and continuing to expand our North American market share.

15.	Historically, has EXPD ever provided a hard number for airfreight metric tons, ocean containers or net revenue per ton/container?

For competitive reasons, we have not disclosed that information, providing only the percentage change in volumes and tonnage.

16.
Could you provide a little more color on your recent announcement appointing Mr. Coughlin to Chief Strategy Officer around the accelerating rate of change in your business? What types of technologies are you investing in and are you looking to expand your existing suite of services?

We have long viewed ourselves as a leader in the marketplace and a leader in innovation, and we are confident in our core strategy to grow the business. Phil Coughlin is one of our most senior executives, with deep working knowledge of our markets, products, and customers. We believe the time is ripe to dedicate someone of Phil’s talents to building a team and developing the processes to explore and evaluate new opportunities. As we look forward, Phil’s team will be focused on identifying new opportunities in the form of new markets and new services.

17.	Can you give some specific examples of the kinds of things Phil Coughlin and his team will be addressing?

See our response to Question No. 16 above.

18.
Can you give an update on some of the major initiatives from the strategic review such as the China import business, European franchise and US transcon? What kind of growth are you seeing in each line of business and how does it compare to where you expected to be at this point?

One of our strategic initiatives is to create a stronger China import presence. China is no longer just an export market and we see it as a significant opportunity to leverage our existing footprint. Despite the general economic slowdown in China, it is still one of the fastest growing economies with massive capabilities and infrastructure. It is also increasingly becoming a consumer economy with a very large emerging middle class with wealth and a taste for imports. We have done a great deal of work aligning origins and destinations on accounts that we target in China and have invested in building infrastructure that supports efforts to increase our import business and focuses on customs processes and clearance in China.

In Europe, we are also focused on aligning origins and destinations on accounts that we target. Some of the other larger projects that we are focused on in Europe include aligning staff and developing inbound and outbound gateways.

In both China and Europe, we are pleased with our progress and continue to believe that we are focused on the right opportunities and have created the appropriate projects to drive those opportunities.

We also see a lot of opportunity for our Transcon business. While it’s growing from a relatively small base, the marketplace is very large and fragmented. It also offers many opportunities to provide value-added services such as white glove and time-definite shipping. Those are the sorts of higher-touch, customer-focused services that give us room to perform at a higher level than much of the competition.

19.	What kind of process improvements are being put into place to manage the unprecedented rate volatility?

What customers want - and have always wanted - is low pricing that is consistent with what’s being offered in the market. In recent quarters, however, it’s been challenging at times to move our pricing in sync with some of the rapid spikes in buy rates that have been introduced at a more frequent cadence than in years past. Gone is the relatively predictable seasonality of peak and off-peak pricing. In the current environment, we’re focusing more intently on the capacity commitments from customers throughout the year, including peak and non-peak periods, and the mix of fixed and spot market buying. Our customers come to depend on us because they know that we have the breadth of relationships to move their cargo efficiently and that we will optimize the routing to meet their needs.

20.	What’s driving growth in the customs brokerage business?

Besides customs brokerage business, our Customs Brokerage and Other Services include Transcon and Warehousing and Distribution Services. We are working to grow all of those businesses through a combination of new and current customers.

21.	What percentage of your business is done in Egyptian pounds? Should the 50% move in the currency in 4Q stick, is it reasonable to assume you’ll record further FX-related gains throughout 2017?

We do not disclose such specific detail and would reference what we discuss in our recently filed 10-K under “Foreign Exchange Risk.”

22.
What kind of representation does EXPD have in Washington DC as it relates to global trade matters? What are your expectations for a revised NAFTA and trade relations with China? What are your thoughts on border adjustment taxes and how they could impact your business?

We have never hired lobbyists and currently have no plans to. As an organization, we try to remain apolitical. We would point out, however, that the U.S. is hardly the only country going through potentially significant changes in its trade relations (Brexit comes to mind). We would also note that while it is likely that there will be alterations to certain global trade agreements and government policies, this an area where Expeditors has traditionally excelled by leading our customers through those types of changes. We see such disruption as an opportunity, not an obstacle.

23.	Which specific trade lanes and industry verticals, both air and ocean, drove the growth in volumes in 4Q16?

We don’t disclose that level of detail, noting in our recent earnings release that we shipped record airfreight tonnage and ocean container volumes in the fourth quarter, as we did over the course 2016. We handle many different products, with particular strength in retail, fashion, technology, oil & energy, manufacturing, healthcare, automotive, and aerospace.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

March 10, 2017	/s/ JEFFREY S. MUSSER
Jeffrey S. Musser, President, Chief Executive Officer and Director

March 10, 2017	/s/ BRADLEY S. POWELL
Bradley S. Powell, Senior Vice President and Chief Financial Officer